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                                                                    Exhibit - 16
March 22, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Commissioners:

We have read the statements made by Microfield Group, Inc (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Microfield Group's Form 8-K report dated March 17, 2005. We agree with the statements concerning our Firm in Item 4 of such Form 8-K; however, we make no comment whatsoever regarding the current status of the material weaknesses in internal accounting controls disclosed therein or regarding Microfield Group's remedial actions taken to address the material weaknesses identified therein.


Very truly yours,


/s/ PricewaterhouseCoopers LLP